EXHIBIT 10(T)

                              EMPLOYMENT AGREEMENT

         The Employment Agreement (this "Agreement") is made and entered into this 21st day of October, 1997, by and between Guardian International, Inc., a Nevada corporation("Employer"), and Darius G. Nevin ("Employee").

                                   WITNESSETH

         WHEREAS, the Board of Directors of Employer (the "Board") recognizes that Employee's contributions to the past and future growth and success of the security business of Employer (the "Business") have been, and are expected to continue to be substantial and the Board therefore desires to assure Employer of Employee's services as an employee of, and for the benefit of, Employer in an executive, managerial capacity; and

         WHEREAS, in order to induce Employee to commence employment with Employer, this Agreement sets forth employment and other benefits which Employer shall pay to Employee in connection with his employment, provides for Employee's employment for a term of three years and provides for Employee's agreement not to compete with the Business in the event of his termination of employment on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are mutually acknowledged, the parties hereto hereby agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

         2. TERM. Subject to the provisions for termination contained in Section 10 hereof, the term of this Agreement, and the employment of Employee hereunder, shall commence on October 15, 1997 and continue for a three-year term ending on October 14, 2000.

         3. DUTIES. During the term of his employment hereunder, Employee shall serve as Chief Financial Officer. In such capacity, Employee (i) shall have full authority as to the financial operations and financial management of Employer in accordance with the general direction established by the Board, (ii) shall supervise and administer the financial day-to-day operations, business and financial affairs of Employer, (iii) shall have the power and authority to enter into contracts in the name and on behalf of Employer in the ordinary course of its Business, (iv) shall have the power and authority to do and to perform any and all other acts and things which he shall reasonably consider to be necessary, desirable, convenient, or appropriate, and in the best interests of Employer, in the ordinary and usual course of its Business, (v) shall report to the Chief

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Executive Officer, and (vi) shall perform such other duties as shall be usual and customary of his offices in accordance with the Bylaws of Employer.

         4. EXCLUSIVITY OF SERVICES. Employee shall devote his full business time, energy and ability exclusively to the business, affairs and interests of Employer and matters related thereto, shall use Employee's best efforts and abilities to promote Employer's interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board. During the term hereof, Employee shall not serve as an officer, director, employee, consultant or advisor to any other business, and shall not engage in any other business activities other than the permitted Activities, as herein defined. The Employee may (i) make and manage personal business investments of his choice, provided, that the Employee shall hold no investment in any entity which competes in any way with Employer or its subsidiaries, other than an investment representing a less than 5% interest in any publicly held entity; and (ii) serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided, that the activities and services described in clauses (i) and (ii) (collectively, the "Permitted Activities") do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties. Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement.

         5. COMPENSATION.

                  a. During the term of his employment hereunder, Employee shall receive a salary of One Hundred Thirty Five Thousand Dollars ($135,000) per annum (the "Salary"), payable in equal installments no less frequently than semi-monthly. Salary increases may be considered annually by the Board of Directors.

                  b. Employee shall be entitled to a bonus from time to time during the term of his Agreement pursuant to such policies as are adopted from time to time by the Board.

                  c. Employee shall be entitled, in addition to the above, to any benefits and perquisite to which executive officers of Employer may be or may generally become entitled to receive under any present or future employment benefit and perquisite plans or programs, or executive contingent compensation plans, of Employer, and Employee shall be eligible to receive, during the period of his employment under this Agreement, benefits and emoluments for which corporate executive officers are eligible under every plan or program to the extent permissible under the general terms and provisions thereof. The foregoing notwithstanding, Employer may change or discontinue any such benefits in its sole discretion; provided, however, that so long as any benefit is made available to other executive officers, same shall be provided to Employee.

                  d. In addition to the above, upon execution of this Agreement, Employer shall grant to Employee an option to purchase 100,000 shares of Employer's Class A Common Stock at a price equal to the average Closing price for the five trading days immediately following the

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public announcement of the equity investment by Westar Capital, Inc. in the
Employer. Employee shall be entitled to exercise a maximum of 20% of the option shares each year of this Agreement. However, at the end of five years or anytime thereafter following the date of this Agreement, Employee may, if he has exercised fewer than the maximum allowable shares in the preceding five years, exercise the remaining shares without restriction.

         6. AUTOMOBILE ALLOWANCE. During the term of his employment hereunder, Employer shall furnish to Employee an automobile allowance in an amount equal to Five Hundred Dollars ($500) once a month.

         7. EXPENSE REIMBURSEMENT. During the term of Employee's employment hereunder, Employer, upon the submission of proper proof by Employee, shall promptly reimburse Employee for reasonable business expenses actually and necessarily paid or incurred by him in connection with the discharge of his duties hereunder.

         8. VACATION. During the term of his employment hereunder, Employee, during each year of the term of this Agreement, shall be entitled to four weeks of vacation time as selected in consecutive or nonconsecutive periods or any combination thereof by Employee in his reasonable discretion consistent with his duties and responsibilities hereunder, during which vacation time Employee shall be paid the applicable portion of his Salary.

         9. INSURANCE. During the term of his employment hereunder, Employer shall at all times provide to Employee, and pay the reasonable premiums of, medical insurance policies for Employee and his immediate family and shall further provide and pay the premiums of group term life insurance, group disability insurance and such other insurance as is from time to time provided to all of Employer's senior employees on terms no less favorable than that provided to Employer's other senior personnel.

         10. TERMINATION.

                  a. Notwithstanding anything contained in this Agreement, Employer by written notice to Employee shall at all times in its sole discretion have the right to terminate this Agreement, and Employee's employment hereunder, "for cause" effective upon delivery of notice to Employee. For purposes for this Agreement, "for cause" shall mean: (i) any conviction of Employee of a felony;
(ii) conduct amounting to a material act of fraud or dishonesty involving Employer; (iii) a material act of fraud or dishonesty not involving Employer which has a material adverse effect upon the Business or reputation of Employer;
(iv) continuing material violation by Employee of his obligations under this Agreement after written notice thereof to Employee and failure to cure such violation within fifteen (15) days following such notice.

                  b. Employer by written notice to Employee shall have the right to terminate this Agreement and Employee's employment upon the total and permanent physical or mental disability ("Disability") of Employee, evidenced by an inability to engage in his assigned duties for

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a period of 180 or more days, either consecutively or in the aggregate during any nine-month period, as determined by an impartial reputable physician agreed upon by the Board and Employee (or his representative, as the case may be).

                  c. If Employee dies during the term of his employment hereunder, this Agreement shall terminate automatically upon the date of Employee's death.

         11. PAYMENTS UPON TERMINATION OR EXPIRATION.

                  a. In the event that this Agreement, and Employee's employment hereunder, is terminated for cause pursuant to Section 10(a) hereof, then, in such event, (i) Employer shall have no obligation whatsoever to make any payment, including, without limitation, any payment of Salary, bonus, automobile allowance or any insurance premium, to or on behalf of Employee for any period subsequent to the date of such termination; and (ii) Employer may, subject to the terms of such plans and applicable law remove Employee from coverage under any medical, life, disability or other insurance plans or programs made available to Employee by Employer.

                  b. In the event that this Agreement, and Employee's employment hereunder, is terminated for death or Disability of Employee pursuant to Section 10(b) or 10(c) hereof, then, in any such event, Employer shall have no obligation whatsoever to make any payment, including without limitation, any payment of Salary, bonus, automobile allowance or any such insurance premium, to or on behalf of Employee for any period subsequent to the date of such termination or expiration. Notwithstanding the above, in the event this Agreement is terminated for Disability of Employee pursuant to Section 10(b) hereof, Employee shall have the right at Employer's expense through the remaining term of this Agreement to continue such disability insurance as Employer was providing as of the date of termination, and, at Employee's own expense, to continue any group medical insurance then provided to Employee and to such other benefits as he is then entitled under such insurance and any disability plan or program of Employer.

                  c. In the event that this Agreement, and Employee's employment hereunder, is terminated by Employer without cause during the terms set forth in
Section 2 hereof, or Employee shall terminate his employment with Employer as a result of a material breach by Employer of the terms hereof, which breach is not cured within fifteen (15) days following notice in writing from Employee to Employer specifying the nature of such breach, then, in such event, in addition to such amounts as have accrued prior to the date of termination and have not previously been paid including any accrued vacation benefits, Employer shall pay to Employee, payable at such time as such payments would otherwise be payable hereunder, Employee's Salary, and any bonus the Board has otherwise approved prior to termination, and shall continue to provide such other perquisites and benefits as are then being provided pursuant to Sections 5(c), 6 and 9, subject only to the requirements of any plan or agreement under which such perquisites or benefits are provided, for the remaining term of this Agreement (the "Severance Period").

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                  d. If (i) the term of this Agreement expires pursuant to
Section 2 hereof, (ii) this Agreement is not renewed or replaced and (iii) Employee's employment with Employer ceases, other than for cause as defined herein, then, in such event, Employer shall make a severance payment to Employee equal to the Salary paid to Employee during the last year of the term of this Agreement, payable at Employer's discretion either in a lump sum or in 24 equal semi-monthly installments. The period during which such payments are made pursuant to this Section 11(d) or, if such payment is made in a lump sum, the one (1) year period following termination of this Agreement shall be deemed the Severance Period. Notwithstanding the above, in lieu of making the severance payment described in this Section 11(d), Employer may release Employee from the covenant set forth in Section 14 hereof.

         12. INCAPACITY; ILLNESS; DISABILITY. If at any time during the term of this Agreement, and Employee's employment hereunder, Employee shall, as the result of mental or physical incapacity, illness or disability, be unable or fail to perform reasonably his duties and responsibilities provided for herein, Employer shall nevertheless be obligated to continue to meet all of its obligations hereunder to Employee unless and until such time as Employer shall terminate this Agreement pursuant to Section 10(b) hereof; provided, however, that the amount of any disability insurance benefits which Employee may be entitled to receive from any source shall be deducted from the portion of the Salary to be paid by Employer to Employee.

         13. CONFIDENTIALITY.

                  a. Employee agrees that, both during the term of this Agreement and after the termination of this Agreement, Employee will hold in a fiduciary capacity for the benefit of Employer, and shall not, directly or indirectly, use or disclose, except as authorized by Employer in connection with the performance of his duties, any Confidential Information (as defined below) that Employee may have or acquire (whether or not developed or compiled by Employee and whether or not Employee has been authorized to have access to such Confidential Information) during the term of this Agreement; provided that the foregoing shall not prohibit the discussion of Confidential Information with an attorney representing Employee in connection with a dispute between Employee and Employer to the extent necessary to resolve such dispute. The term "Confidential Information" as used in this Agreement shall mean and include any material information, data and know-how relating to the Business of Employer that is disclosed to Employee by Employer or known by him as a result of his relationship with Employer and not generally within the public domain (whether constituting a trade secret or not), including without limitation, the following: financial information, supply and service information, marketing information, personnel information, customer information and information with respect to any corporate affairs that Employer treats as confidential.

         The term "Confidential Information" does not include information that has become generally available to the public by the act of Employer or by the act of one who has the right to disclose such information without violating any right of Employer or the customer to which such information pertains.

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         Nothing in this Section 13 shall prevent Employee from disclosing any
Confidential Information to the extent such disclosure is required by law or any order of a court or government authority with jurisdiction.

                  b. The covenant contained in this Section 13 shall survive the termination of Employee's employment with Employer for any reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Employee's obligations of confidentiality and non-disclosure as set forth in this Section 13 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of Employer are in addition to those rights Employer has under the common law or applicable statutes for the protection of trade secrets.

         14. COVENANT NOT TO COMPETE. Employee agrees that he will not engage or participate in any business that competes with the Business of Employer in any city or county within the United States in which the Employer is then engaging and continues to engage in its Business, whether as employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or other representative capacity, at any time during Employee's employment with Employer and during the applicable Severance Period as defined in Section 11(c) or (d) of this Agreement. Notwithstanding the foregoing, Employee may hold an investment representing a less than 5% interest in any publicly held entity engaging in a business that competes with the Business of Employer and may continue to own a less than 5% interest in STI Holding Corporation, a Delaware company. In addition, in the event Employee's employment is terminated by Employer for cause as set forth in Section 10(a) hereof, Employee shall be subject to the covenant not to compete set forth in this Section 14 for a period of two years following the date of termination. In the event that Employee violates the covenant contained in this Section 15, Employer may, in addition to any other remedies available, withhold severance payments due under Section 11(c) or (d). Further, upon termination of Employee's employment with Employer in connection with the expiration of the term of this Agreement, Employer may release Employee from this covenant not to compete in lieu of making the severance payments described in Section 11(d) hereof. In the event any court shall refuse to enforce any portion of the covenant set forth in this Section 14, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

         15. COVENANTS AGAINST OTHER ACTIONS DAMAGING EMPLOYER. Employee agrees that he will not, at any time during his employment with Employer and for the period that the covenant set forth in Section 14 above applies (the "Non-Compete Period"), for himself or on behalf of or in conjunction with any third party solicit any employee of Employer or its subsidiaries to leave such employment; provided that the posting by Employee or nay entity with which Employee is involved of general advertisements soliciting employees shall not constitute the solicitation of any employee of Employer or its subsidiaries. Employee further agrees that, during the Non-Compete Period, he will not directly or indirectly, on his own behalf or in the service of or on behalf of

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others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business, any customers of Employer or its subsidiaries. If, during the term of this agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving Employer and a third party or parties (a "Venture"), or any discussions, analysis or negotiations with respect to an investment in, merger, acquisition or purchase, directly or indirectly, of the stock, assets, or business of any entity (an "Acquisition"), all rights in the Venture and the Acquisition and any opportunity to make any investment in the entity to be so acquired (the "Target") shall belong to Employer and shall constitute a corporate opportunity belonging exclusively to Employer. Except as approved by the Board, Employee shall not be entitled to any interest in any such Venture or to invest or solicit any third party to invest in the Target or consummate the Acquisition, or to any commission, finder's fee or other compensation in connection therewith other than any Salary paid to Employee for performance of his duties in the ordinary course of business. In the event any court shall refuse to enforce any portion of the covenants set forth in this Section 15, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

         16. ARBITRATION. Any dispute or controversy between the parties under this Agreement shall exclusively be referred to binding, non-appealable arbitration in accordance with the procedures set forth in Exhibit A hereto and without recourse to any litigation except as set forth in Exhibit A. Each party hereby irrevocably submits itself to a personal jurisdiction in Miami, Florida, for the purpose of such arbitration proceedings, and/or any suits to confirm the same. Pending the completion of any arbitration proceedings, payments not in dispute shall continue to be made and obligations not in dispute shall continue to be performed.

         17. NO DELEGATION. Employee shall not delegate his employment obligations pursuant to this Agreement to any other person without the prior consent of the Board.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the conflicts of laws principles thereof.

         19. TERMINATION OF PRIOR AGREEMENT. The Consulting Agreement by and between Employer and Employee dated June 10, 1997 is hereby terminated and superseded by this Agreement.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any way unless in writing signed by both Employer and Employee.

         21. NOTICES. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand and receipted

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or when received or refused if delivered by United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:


                  If to Employer:   Guardian International, Inc.
                                    3880 North 28th Terrace
                                    Hollywood, Florida 33020

                  If to Employee;   Darius G. Nevin
                                    1410 Palancia Avenue
                                    Coral Gables, Florida 33146

or to such other addresses as either party hereto may from time to time give notice of to the other on five days prior notice in the manner aforesaid.

         22. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective legal representatives, successors and, where applicable, assigns.

         23. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

         24. WAIVERS. The waiver by either party hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         25. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                              [INTENTIONALLY BLANK]

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement on the day and year first above written.

                                  EMPLOYER:

                                  GUARDIAN INTERNATIONAL, INC., a Nevada
                                  corporation

                                  By: /s/RICHARD GINSBURG
                                  Name:    Richard Ginsburg
                                  Title:   President
                                                    [Corporate Seal]


                                  EMPLOYEE:

                                  /s/DARIUS G. NEVIN
                                  Darius G. Nevin


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                                    EXHIBIT A

                             ARBITRATION PROCEDURES

         a. If a dispute or controversy arises, the parties hereto shall attempt in good faith to resolve such dispute or controversy promptly by negotiation. Any such dispute or controversy which has not been resolved by negotiation within thirty (30) days after the initiation of discussions shall be resolved by binding arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration of Business Disputes. Unless the parties agree otherwise, the arbitration shall be conducted in Miami, Florida, by a panel of three arbitrators. The disputing parties shall each select one arbitrator, and the arbitrators so selected shall select an attorney as the third arbitrator. If the arbitrators selected by the disputing parties fail to agree on the third arbitrator within thirty (30) days of the date this arbitration provision becomes operative, any person involved may request CPR to make the appointment in accordance with its applicable rules.

         b. The arbitrators shall decide the issues submitted to them in accordance with the provisions and commercial purposes of this Agreement; provided that, all substantive questions of law shall be determined under the laws of the State of Florida (without regard to its principles of conflicts of laws).

         c. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1, ET SEQ., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators may grant any remedy or relief which is just and equitable, including injunctive relief or specific performance.

         d. The parties hereto agree to facilitate the arbitration by: (i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute;
(ii) participating in reasonable discovery, including oral depositions; (iii) conducting arbitration hearings to the greatest extent possible on successive days; and (iv) observing strictly the time periods established by the Rules or by the arbitrators for submission of evidence or briefs.

         e. Initially, the disputing parties shall each pay one-half of the costs (excluding attorneys' fees) of any arbitration; provided, however, that the arbitrators shall divide all costs (excluding attorneys' fees) incurred in conducting the arbitration in their final award in accordance with what they deem just and equitable under the circumstances, and any party who is allocated in excess of one-half of such costs shall reimburse the other for such excess costs.

         f. Notwithstanding the exclusivity of the dispute resolution procedures specified herein, a party hereto, without prejudice to such procedures, may file a complaint or seek a preliminary injunction or other provisional judicial relief if in its sole judgment such action is

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necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties shall continue to participate in good faith in the procedures specified herein.

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